Exhibit (a)(1)(I)

Contacts: BioClinica, Inc. Ted Kaminer 267-757-3097 JLL Partners Dan Agroskin 212-210-9369

For Immediate Release

CASH TENDER OFFER TO ACQUIRE BIOCLINICA, INC. AT $7.25 PER SHARE COMMENCED BY AN AFFILIATE OF JLL PARTNERS, INC.

NEWTOWN, PA, February 11, 2013 — BioClinica®, Inc. (NASDAQ: BIOC), a leading global provider of clinical trial management solutions and JLL Partners, Inc. (“JLL”), a leading private equity investment firm, announced today that BC Acquisition Corp. (“Purchaser”), which is a wholly-owned subsidiary of BioCore Holdings, Inc. (“Parent”), each of which is an affiliate of JLL, has commenced a tender offer for all outstanding shares of BioClinica at a price of $7.25 per share net to the seller in cash. The offer is being made pursuant to a definitive merger agreement pursuant to which Parent will acquire BioClinica. Parent and Purchaser are affiliates of JLL Partners Fund VI, L.P. (the “Sponsor”), which is a private equity investment fund managed by JLL.

The Board of Directors of BioClinica has unanimously approved and declared advisable the merger agreement and the transactions contemplated thereby, including the tender offer, declared that the merger agreement and the transactions contemplated thereby, including the tender offer, are fair to and in the best interests of BioClinica’s stockholders, and recommended that BioClinica’s stockholders accept the offer and tender their shares pursuant to the offer.

The tender offer, if successful, will be followed by a second-step merger in which any shares of BioClinica not tendered into the offer will be converted into the right to receive the same per share consideration paid to BioClinica stockholders in the tender offer.

There is no financing condition for the tender offer. The tender offer is subject to certain conditions set forth in the Offer to Purchase referenced below, including a minimum share tender condition, the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and other conditions described therein.

Unless the tender offer is extended, the tender offer and any withdrawal rights to which BioClinica’s stockholders may be entitled will expire at 12:00 midnight, New York City time at the end of Monday, March 11, 2013. Following the acceptance for payment of shares in the tender offer and completion of the transactions contemplated in the merger agreement, BioClinica will become a wholly-owned subsidiary of Parent.

The complete terms and conditions of the tender offer are set forth in the Offer to Purchase, the Letter of Transmittal and other related materials which Parent, Purchaser and the Sponsor have filed today with the Securities and Exchange Commission (“SEC”). In addition, BioClinica has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 relating to the tender offer. Copies of the Offer to Purchase, Letter of Transmittal and other related materials, including the Solicitation/Recommendation Statement, are available free of charge from Innisfree M&A Incorporated, the information agent for the tender offer at (888) 750-5834 (toll free). Computershare Trust Company, N.A. is acting as depositary for the tender offer.

About BioClinica

BioClinica, Inc. is a leading global provider of integrated, technology-enhanced clinical trial management solutions. BioClinica supports pharmaceutical and medical device innovation with imaging core lab, internet image transport, electronic data capture, interactive voice and web response, clinical trial management, and clinical supply chain forecasting and optimization solutions. BioClinica solutions maximize efficiency and manageability throughout all phases of the clinical

-more-

trial process. With over 20 years of experience and more than 2,000 successful trials to date, BioClinica has supported the clinical development of many new medicines from early phase trials through final approval. The company operates state-of-the-art, regulatory body-compliant imaging core labs on two continents, and supports worldwide eClinical and data management services from offices in the United States, Europe and Asia. For more information, please visit http://www.bioclinica.com.

About JLL Partners

JLL Partners is a leading New York-based private equity investment firm with approximately $4 billion of capital under management. JLL Partners’ investment philosophy is to partner with outstanding management teams and invest in companies that they can continue to grow into market leaders. JLL Partners has invested in a variety of industries, with special focus on the healthcare and pharmaceutical services industries. For more information, please visit www.jllpartners.com.

Advisors

Morgan, Lewis & Bockius, LLP is acting as legal counsel to BioClinica. Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal counsel to JLL Partners.

Forward-Looking Statements

Certain statements made in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as “believes”, “expects”, “may”, “should” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Such forward-looking statements include the decision by BioClinica, Inc. to enter into an agreement to be acquired by the holding company controlled by JLL Partners, the ability of BioClinica, Inc. and the holding company controlled by JLL Partners to complete the transaction contemplated by the definitive agreement, including the parties’ ability to satisfy the conditions set forth in the merger agreement, and the possibility of any termination of the definitive agreement. The forward-looking statements contained in this press release are based on our current expectations, and those made at other times will be based on our expectations when the statements are made. Factors that could cause or contribute to such differences include, but are not limited to, the expected timetable for completing the proposed transaction; the risk and uncertainty in connection with a strategic alternative process; financial results; the demand for our services and technologies; growing recognition for the use of independent medical image review services; trends toward the outsourcing of imaging services in clinical trials; realized return from our marketing efforts; increased use of digital medical images in clinical trials; integration of our acquired companies and businesses; expansion into new business segments; the success of any potential acquisitions and the integration of current acquisitions; and the level of our backlog are examples of such forward-looking statements; the timing of revenues due to the variability in size, scope and duration of projects; estimates made by management with respect to our critical accounting policies; regulatory delays; clinical study results which lead to reductions or cancellations of projects and other factors, including general economic conditions and regulatory developments, not within our control. Further information can be found in the risk factors contained in the Annual Report of BioClinica, Inc. on Form 10-K for the year ended December 31, 2011 and most recent filings. BioClinica, Inc. does not undertake to update the disclosures made herein, and you are urged to read our filings with the Securities and Exchange Commission.

Important Information about the Tender Offer

This announcement and the description contained herein are for informational purposes only and are not an offer to purchase or a solicitation of an offer to sell securities of BioClinica, Inc. The tender offer described herein is being made pursuant to a Tender Offer Statement on Schedule TO (including the Offer to Purchase, the related Letter of Transmittal and other tender offer materials) filed by Parent, Purchaser and the Sponsor with the SEC on February 11, 2013. In addition, on February 11, 2013, BioClinica filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC related to the tender offer. The Tender Offer Statement (and related materials) and the Solicitation/Recommendation Statement contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials may be obtained at no charge upon request to Innisfree M&A Incorporated, the information agent for the tender offer at (888) 750-5834 (toll free). Stockholders also can obtain these documents when they are filed and become available (and all other offer documents filed with the SEC) free of charge from the SEC’s website at http://www.sec.gov. In addition, copies of the Tender Offer Statement (and related materials) and the Solicitation/Recommendation Statement and other filings containing information about BioClinica, Inc., the tender offer and the merger may be obtained, if and when available, without charge, by directing a request to BioClinica, Inc. Attention: Ted Kaminer, Chief Financial Officer, at 826 Newtown-Yardley Rd., Newtown, PA 18940, or on BioClinica’s corporate website at http://www.bioclinica.com.

###